Exhibit 99.1
For Immediate Release
MasTec Reports Record Revenue and Net Income and
Reaffirms Guidance for 2009
•	Fourth Quarter Revenue Increased 51%

•	Fourth Quarter Diluted EPS Increased 136%

•	Record Annual Revenue and Net Income
Coral Gables, FL (March 2, 2009) — MasTec, Inc. (NYSE: MTZ) today announced another record quarter and year for both revenue and net income. Fourth quarter earnings per diluted share increased 136% on a 51% increase in revenue compared with the prior year quarter and annual earnings per diluted share increased sharply, on a 33% increase in revenue over the prior year. Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We had another terrific quarter and delivered solid financial results for the year. I am very proud of what our team has accomplished.”
Revenue for the quarter ended December 31, 2008 was $414 million and net income was $18.2 million, or $0.26 per diluted share compared with revenue of $274 million and net income of $7.3 million, or $0.11 per diluted share for the prior year quarter. The 2008 fourth quarter results include a $2.5 million charge resulting from the final deferred compensation payment to the Company’s prior CEO. Prior to this charge, pro forma net income per diluted share was $0.29 for the quarter.
Revenue for the year ended December 31, 2008 was $1.38 billion and net income was $65.8 million, or $0.96 per diluted share compared with revenue of $1.04 billion and a net loss of $7.3 million or $0.11 loss per diluted share for the prior year.
Income from continuing operations for 2008 was $0.97 per diluted share. After adding back the $2.5 million charge for the prior CEO’s final deferred compensation payment, pro forma income from continuing operations for 2008 was $1.00 which compares to pro forma earnings of $0.67 for 2007. The 2007 pro forma earnings reflect the add back of $39.3 million in one-time charges for various legacy legal cases, claims and other disputes. Therefore, the $0.67 pro forma amount for 2007 is operationally comparable to the $1.00 pro forma earnings for 2008.
Mr. Mas continued, “In addition to achieving strong financial results, in 2008 we repositioned MasTec to better compete in more diverse markets offering greater growth opportunities. More specifically, we increased our capabilities in the electrical utility transmission sector, we became a significant player in the wireless infrastructure market, and most importantly, we became one of the leading alternative energy infrastructure service providers in the country. The recent passage of the economic stimulus package should have a significant positive impact on the markets we serve. The Company’s financial position remains strong with cash, securities available for sale and availability under the Company’s credit facility of $150 million. With no significant debt maturities until 2013, we have a solid balance sheet and are well positioned to take advantage of these opportunities.”
The Company is reaffirming its earlier guidance and expects 2009 revenue of $1.95 billion to $2.0 billion. Net income per diluted share in 2009 is expected to be between $1.05 and $1.15. Earnings per diluted share are being negatively impacted by large increases in the non-cash amortization expense for acquisition-related intangible assets and by a large increase in the mostly non-cash book tax rate.
Revenue for the first quarter of 2009 is expected to be between $350 million and $360 million, with net income per diluted share of $0.14 to $0.16, which compares to $0.12 in 2008.
The Company’s guidance does not include the impact of legacy litigation, or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.
The following tables set forth the financial results for the periods ended December 31, 2008 and 2007:
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2008	2007	2008	2007
Revenue	$1,378,663	$1,037,779	$413,883	$273,635
Costs of revenue	1,180,310	891,606	358,337	236,391
Depreciation and amortization	28,465	18,088	9,020	5,375
General and administrative expenses	88,585	113,623	22,998	18,845
Interest expense, net of interest income	14,758	9,236	4,644	2,100
Other (income) expense, net	(927)	(3,516)	7	768

Income from continuing operations before income taxes and minority interest	67,472	8,742	18,877	10,156
Provision for Income taxes	(870)	—	(328)	—
Minority interest	—	(2,459)	—	(210)

Income from continuing operations	66,602	6,283	18,549	9,946
Loss from discontinued operations, net	(814)	(13,611)	(392)	(2,689)

Net Income (Loss)	$65,788	$(7,328)	$18,157	$7,257

Basic net (loss) income per share:
Continuing operations	$0.98	$0.10	$0.27	$0.15
Discontinued operations	(0.01)	(0.21)	(0.01)	(0.04)

Total basic net income (loss) per share	$0.97	$(0.11)	$0.26	$0.11

Basic weighted average common shares outstanding	67,983	66,147	69,154	66,912

Diluted net income (loss) per share:
Continuing operations	$0.97	$0.09	$0.27	$0.15
Discontinued operations	(0.01)	(0.20)	(0.01)	(0.04)

Total diluted net income (loss) per share	$0.96	$(0.11)	$0.26	$0.11

Diluted weighted average common shares outstanding	68,916	67,626	70,517	68,122

Condensed Consolidated Balance Sheets
(In thousands)

	December 31
	2008	2007
Assets

Current assets	$439,365	$367,407
Property and equipment, net	158,013	81,939
Goodwill and other intangibles, net	420,604	202,829
Deferred taxes, net	25,165	30,386
Securities available for sale	20,580	—
Other assets	27,170	28,188

Total assets	$1,090,897	$710,749

Liabilities and Shareholders’ Equity

Current liabilities	$334,048	$203,595
Other liabilities	26,305	32,310
Long-term debt	287,454	160,279
Shareholders’ equity	443,090	314,565

Total liabilities and shareholders’ equity	$1,090,897	$710,749

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2008	2007
Net cash provided by operating activities	$58,182	$68,698
Net cash used in investing activities	(141,987)	(62,457)
Net cash provided by financing activities	56,988	32,756

Net increase in cash and cash equivalents	(26,817)	38,997
Net effect of translation on cash	(208)	9
Cash and cash equivalents—beginning of period	74,288	35,282

Cash and cash equivalents—end of period	$47,263	$74,288

Reconciliation of Non-GAAP Disclosures-Unaudited
(In millions, except for percentages and per share data)

	For the Year Ended December 31, 2007
		Pre-tax		Earnings per
Income from Continuing Operations	Total	Operating	EBITDA	Diluted
Reconciliation	(in millions)	Margin	Margin	Share
GAAP Income from continuing operations	$6.3	0.6%	3.2%	$0.09
Charges for settlement of litigation, claims and other disputes	39.3	3.8%	3.8%	0.58

Income from continuing operations excluding charges for settlement of litigation, claims and other disputes	$45.6	4.4%	7.0%	$0.67

	For the Year Ended December 31, 2008
		Pre-tax		Earnings per
Income from Continuing Operations	Total	Operating	EBITDA	Diluted
Reconciliation	(in millions)	Margin	Margin	Share
GAAP Income from continuing operations	$66.6	4.9%	8.0%	$0.97
Charge resulting from the final deferred compensation payment to prior CEO	2.5	0.2%	0.2%	0.04

Income from continuing operations excluding the final deferred compensation payment to prior CEO	$69.1	5.1%	8.2%	$1.00

Three Months
Ended
December 31,
Diluted Net Income Per Share Reconciliation	2008
Diluted net income per share	$0.26
Charge resulting from the final deferred compensation payment to prior CEO	0.04

Pro forma diluted net income per share	$0.29

Tables may contain differences due to rounding.
MasTec will hold a conference call to discuss these results on March 3, 2009 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1300 and the replay number is (719) 457-0820, with a pass code of 2345074. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of our website at www.mastec.com. MasTec has filed its Form 10-K annual report with the Securities and Exchange Commission, which is available, free of charge, through the investor relations page of the Company’s website, or by request through MasTec’s investor relations department.
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to retain qualified personnel and key management from acquired businesses and integrate acquisitions with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisition at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband expansion and related projects and expenditures; our ability to attract and retain qualified managers and skilled employees; increases in fuel, maintenance, materials, labor and other costs; any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes and any future loans or securities; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into, or as a result of conversions of convertible stock issued, in connection with past or future acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.

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